Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 29, 2024
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS STRATEGIC SECURITIES TRANSACTION AS WELL AS FOURTH QUARTER AND YEAR END 2023 RESULTS

PORTERVILLE, CALIF –(BUSINESS WIRE)  – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced a strategic securities transaction (“securities strategy”) and unaudited financial results for the three-and twelve-month periods ended December 31, 2023. Sierra Bancorp reported consolidated net income in the fourth quarter of 2023 of $6.3 million, or $0.43 per diluted share, compared to net income of $7.1 million, or $0.47 per diluted share, in the fourth quarter of 2022.

For the year ended 2023, the Company recognized net income of $34.8 million, or $2.36 per diluted share, as compared to $33.7 million, or $2.24 per diluted share, for the same period in 2022. The Company’s return on average assets and return on average equity for the year ended 2023 was 0.94% and 11.30%, respectively, as compared to 0.97% and 10.66%, respectively, for the same comparative period in 2022.

Highlights for the fourth quarter of 2023 (unless otherwise stated):

●	Strategic Branch Sale/Leaseback followed by a Securities Strategy to Improve Future Earnings
o	Entered into contract to sell 13 branches in two tranches on December 21, 2023.
◾	First tranche closed in December 2023 at a gain of $15.3 million.
◾	Second tranche expected to close in the first quarter of 2024.
o	In early January 2024, sold $196.7 million of bonds in a securities strategy at a $14.5 million loss.
◾	Bonds sold had a weighted average book yield of 2.61%.
◾	The $14.5 million securities loss was recognized in 2023 due to management’s intention at year end to sell such bonds in January 2024.
o	Proceeds from bond sale were used to pay down short-term borrowings at an average rate of 5.52%.

●	Steady Earnings
o	2023 Net Income of $34.8 million, up 4% from 2022.
o	2023 Diluted EPS of $2.36 as compared to $2.24 in 2022, an increase of 6%.
o	2023 ROAE of 11.30% as compared to 10.66% in 2022.

●	Solid Asset Quality
o	Total Nonperforming Loans at $8.0 million, or 0.38% of total gross loans.
o	Past due loans declined to $0.3 million, the lowest level for the past two years.
o	No foreclosed assets at December 31, 2023.

●	Stable Deposits & Liquidity
o	Overall primary and secondary liquidity sources increased to $2.6 billion at December 31, 2023.
o	Noninterest-bearing deposits stable at 37% of total deposits.

Sierra Bancorp Financial Results

January 29, 2024

●	Strong Capital and Solid Asset Growth
o	Maintained a diversified investment portfolio designed for interest rate risk management and liquidity.
o	Tangible Book Value per share increased 10% during the quarter to $20.91 per share at year end.
o	Strong regulatory Community Bank Leverage Ratio of 11.29% for our subsidiary Bank.
o	Tangible Common Equity Ratio, a non-GAAP financial measure, of 8.4% on a consolidated basis and 10.3% for our subsidiary bank.
o	Dividend declared of $0.23 per share, payable on February 12, 2024, our 100th consecutive quarterly dividend.

“You have to participate relentlessly in the manifestation of your own blessings.” – Elizabeth Gilbert

“We are proud to share our fourth quarter results as we wrap up 2023,” stated Kevin McPhaill, CEO and President. “Although last year presented a number of challenges, we also uncovered several positive opportunities. As a result, our banking team maintained a high percentage of noninterest bearing deposits, enhanced our lending capabilities, and expanded our treasury efforts. In addition to those ongoing projects, we completed a sale-leaseback agreement covering several of our branch properties. The $15.3 million gain on this sale-leaseback offset the cost of a $196.7 million securities strategy. Together, these strategies enhanced capital, and we expect to improve our financial metrics, including margin, liquidity, and return on average assets and equity. Accordingly, I believe that our Bank is stronger and better positioned to take advantage of expansion possibilities, whether organic or otherwise. We have many reasons to be excited about our prospects and look forward to the new year and beyond!,” concluded Mr. McPhaill.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2022)

●	Net income for the fourth quarter of 2023 decreased $0.8 million or 12%, to $6.3 million. Net interest income was negatively impacted by compression in the net interest margin. There was a favorable change in the credit loss expense on loans and improvements made in noninterest income, primarily offset by a realized loss on a securities strategy which identified available-for-sale securities for sale in January 2024, and higher noninterest expenses.
●	The $1.5 million decrease to net interest income for the fourth quarter of 2023 was driven by a 32 basis point decrease in net interest margin. There was a $130.0 million increase in average interest earning assets with an increased yield of 62 basis points; however, this was more than offset by a $198.8 million increase in interest bearing liabilities at 133 bps higher cost.
●	Noninterest income for the fourth quarter of 2023 increased $0.4 million or 5%. This is primarily due to a $15.3 million gain on the sale of Bank owned branch buildings (subsequently leased back) partially offset by a $14.5 million realized loss on a securities strategy which identified bonds for sale in January 2024.
●	Noninterest expense for the fourth quarter of 2023 increased by $2.6 million, or 12%. There was a $1.4 million increase in salaries and benefits from the hiring of new lending teams and one new executive officer; additionally we had severance payments of $0.9 million due a strategic reduction in force on 14 positions eliminated through efficiencies gained from operational reorganization and the deployment of new technologies partially offset by a $0.5 million reduction in bonuses accrued. There was a $0.4 million increase in occupancy expense for normal contractual rent increases and one-time stipends paid to employees for home office expenses, and a $0.8 million increase in other noninterest expense most notably in FDIC assessments, compliance and legal costs, and higher fraud losses primarily due to our debit card conversion from Mastercard to VISA earlier in the year.

Sierra Bancorp Financial Results

January 29, 2024

Year to-Date Changes (comparisons to the year ended 2022)

●	Net income for 2023 increased by $1.2 million, or 4%. There was an increase of $2.8 million or 3% in net interest income, due mostly to an overall increase in interest rates. We experienced higher yields and balances on loans and investment securities, which were partly offset by higher overall funding costs.
●	We experienced a $6.8 million decrease in credit loss expense on loans, net of taxes due to lower net loan charge-offs in 2023 as compared to 2022.
●	Noninterest income for 2023 decreased by $0.4 million, or 1%. The same large variances discussed in the quarterly comparison apply to the year-to-date comparisons along with a $2.8 million favorable variance in bank-owned life insurance income, $0.4 million positive variance in life insurance proceeds, offset by a $3.2 million negative variance mostly from the sale of VISA stock in 2022 with no like sales in 2023.
●	Noninterest expense increased $7.9 million or 9%, due mostly to a $3.9 million increase in salary and benefits expense for new lending teams and management staff along with reduction in force severance payments as discussed in the quarterly comparison, an unfavorable variance in director’s deferred compensation expense which is linked to the favorable changes in bank-owned life insurance income, mentioned above in the discussion of noninterest income, a $0.8 million increase in FDIC assessment costs and $0.5 million increase in fraud losses primarily due to our debit card conversion from Mastercard to VISA earlier in the year.

Balance Sheet Changes (comparisons to December 31, 2022)

●	Total assets increased by $121.2 million, or 3%, to $3.7 billion, during 2023, due mostly to a $68.2 million increase in investment securities, a $37.1 million increase in gross loans, and a $19.0 million increase in operating lease right-of-use assets from the sale and leaseback of 11 bank-owned branch buildings.
●	Investment securities increased $67.5 million, or 5%, to $1.3 billion primarily due to strategic purchases of high-quality AAA, collateralized loan obligations and government agency securities during 2023.
●	Gross loans increased $37.1 million due to a $50.6 million increase in mortgage warehouse line utilization, along with a $51.6 million increase in other commercial loans, and an $18.8 million increase in commercial real estate loans. Organic loan production for the year ending 2023 was $185.3 million, as compared to $292.2 million for the comparative period in 2022. Loan production was negatively impacted by $161.4 million in loan maturities, charge-offs and payoffs, and a decline in credit line utilization of $37.3 million. Counterbalancing these negative variances, we had a $50.6 million increase in mortgage warehouse line utilization as our customers ramped up utilization towards year-end.
●	Deposits totaled $2.8 billion at December 31, 2023, representing a year-to-date decrease of $84.9 million, or 3%. The decline in deposits came primarily from a $175.1 million decrease in transaction accounts, an $80.4 million decrease in savings and money market accounts offset by an increase in customer time deposit balances of $155.5 million as customers moved their funds to higher interest-bearing type accounts and a $15.0 million increase in wholesale brokered deposits.
●	Short-term debt increased by $59.5 million during 2023 to $387.6 million at December 31, 2023. Overnight fed funds increased by $5.0 million, and short term FHLB advances increased $125.0 million while repurchase agreements decreased $2.0 million and FHLB overnight borrowings decreased by $68.5 million.
●	Long term debt in the form of term FHLB advances increased $80.0 million while subordinated debentures were relatively unchanged.

Sierra Bancorp Financial Results

January 29, 2024

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except per Share Data, Unaudited)
	At or For the			At or For the
	Three Months Ended			Twelve Months Ended
	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Net income	$6,290	$9,885	$7,113	$34,844	$33,659
Diluted earnings per share	$0.43	$0.68	$0.47	$2.36	$2.24
Return on average assets	0.67%	1.04%	0.79%	0.94%	0.97%
Return on average equity	8.03%	12.62%	9.62%	11.30%	10.66%

Net interest margin (tax-equivalent) (1)	3.31%	3.30%	3.63%	3.37%	3.47%
Yield on average loans and leases	4.78%	4.73%	4.38%	4.69%	4.32%
Yield on investments	5.35%	5.25%	4.40%	5.09%	3.07%
Cost of average total deposits	1.24%	1.20%	0.51%	1.09%	0.24%
Efficiency ratio (tax-equivalent) (1)(2)	67.10%	61.46%	57.55%	63.90%	60.15%

Total assets	$3,729,799	$3,738,880	$3,608,590	$3,729,799	$3,608,590
Loans & leases net of deferred fees	$2,090,384	$2,100,973	$2,052,817	$2,090,384	$2,052,817
Noninterest demand deposits	$1,020,772	$1,059,878	$1,088,199	$1,020,772	$1,088,199
Total deposits	$2,761,223	$2,869,720	$2,846,164	$2,761,223	$2,846,164
Noninterest-bearing deposits over total deposits	37.0%	36.9%	38.2%	37.0%	38.2%

Shareholders' equity / total assets	9.1%	8.3%	8.4%	9.1%	8.4%
Tangible Common equity ratio (2)	8.4%	7.5%	7.7%	8.4%	7.7%
Book value per share	$22.85	$21.01	$20.01	$22.85	$20.01
Tangible book value per share (2)	$20.91	$19.04	$18.06	$20.91	$18.06

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $27.9 million for the fourth quarter of 2023, a $1.5 million decrease, or 5% over the fourth quarter of 2022, and increased $2.8 million, or 3%, to $112.4 million for the year ended 2023 relative to the same period in 2022.

For the fourth quarter of 2023, average interest-earning assets totaled $130.0 million, an increase of 4%, as compared to the fourth quarter of 2022. The yield on these balances was 62 basis points higher for the same period due mostly to an increase in yield of investment securities, as well as loan growth at higher yields. This increase in yield was offset by a 133 basis point increase in the cost of our interest-bearing liabilities for the same period. Although most transaction and savings deposit rates have not changed, the change in mix of liabilities caused the costs to increase. This was primarily affected due to average balances of time deposits and borrowed funds, including overnight purchases.

Net interest income for the comparative year-to-date periods increased $2.8 million, or 3%, due to a change in mix of average interest-earning assets. Investment balances, with an average yield of 5.09% increased $140.4 million, while gross average loan balances yielding 4.69% increased $57.7 million. The overall yield on the average balances of earning assets was 100 basis points higher for the comparative periods, offset by a 161 basis point increase in interest paid on liabilities. The net impact was a 10 basis point decrease in our net interest margin for the year ended December 31, 2023, as compared to the same period in 2022.

Sierra Bancorp Financial Results

January 29, 2024

Interest expense was $14.6 million for the fourth quarter of 2023, an increase of $8.3 million, relative to the fourth quarter of 2022. For the year ended 2023, compared to the same period in 2022, interest expense increased $38.5 million, to $50.7 million. The increase in interest expense for the quarterly comparison is attributable to a $198.8 million increase in average interest-bearing liabilities with a 133 bps increase in cost. The increase was primarily in higher cost customer time deposits, wholesale brokered deposits and borrowed funds. Lower or no cost average transaction and savings accounts decreased $283.0 million for the quarterly comparison. For the year-to-date comparisons, the increase is attributable to a shift from lower cost transaction accounts to higher cost time accounts as well as an increase in borrowed funds. For the year ended 2023, higher cost customer time deposits increased $210.2 million, wholesale brokered deposits increased $88.5 million and borrowed funds increased $216.3 million, while lower cost or no cost deposits decreased $279.6 million.

In early 2024, the Company initiated a strategic securities transaction by selling $196.7 million of bonds. These securities were identified as an intent to be sold at December 31, 2023. This transaction realized a $14.5 million loss in the fourth quarter of 2023, as discussed previously. The average yield on these bonds was 2.61% and the proceeds were used to paydown short-term borrowings at an average rate of 5.52%. This transaction is expected to increase our earnings stream beginning in 2024 by increasing net interest income as interest expense on borrowed funds will be reduced by more than the reduction in interest income on the securities sold.

The Company had $1.3 billion in adjustable and variable rate loans, $570.7 million in floating rate CLOs and $35.7 million in floating rate trust preferred securities at December 31, 2023, as compared to $1.3 billion in adjustable and variable rate loans, $498.4 million in floating rate CLOs and $35.5 million in floating rate trust preferred securities at December 31, 2022. The next rate adjustment date on the adjustable-rate loans vary and can be up to ten years. It is expected that $388.7 million of the Company’s adjustable and variable rate loans will reprice in the next twelve months.

Our net interest margin was 3.31% for the fourth quarter of 2023, as compared to 3.30% for the linked quarter and 3.63% for the fourth quarter of 2022.

Credit Loss Expense

The Company recorded expenses related to credit losses on loans of $3.6 million in the fourth quarter of 2023 relative to an expense of $6.5 million in the fourth quarter of 2022, and a year-to-date credit loss expense on loans of $4.1 million in 2023 as compared to a $10.9 million for the same period in 2022. The Company's $2.9 million favorable decrease in credit loss expense on loans in the fourth quarter of 2023 as compared to the fourth quarter of 2022, and the $6.8 million favorable decrease for the year ending 2023 compared to the same period in 2022 are primarily due to the impact of lower net charge-offs during the year ending 2023. The elevated net charge-offs in 2022 were mostly due to two loan relationships; one dairy loan relationship with total charge-offs of $8.7 million and a single office building loan relationship that was sold at a discount due to an increased risk of default that would have likely led to a prolonged collection period. In the fourth quarter of 2023, there was a $2.3 million charge-off related to commercial real estate.

All debt securities in an unrealized loss position were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income reflects increases of $0.4 million or 5%, for the quarter ended December 31, 2023 as compared to the same quarter in 2022, and decreased of $0.4 million or 1%, for the year ended December 31, 2023 as compared to the same period in 2022. The quarterly and year-to-date comparisons were both impacted by favorable fluctuations in income on bank-owned life insurance (BOLI) with underlying investments mapped directly to the Company’s deferred compensation plan. The quarterly and year-to-date comparisons were also favorably impacted by a $15.3 million gain on the sale of Bank owned branch buildings (subsequently leased back), partially offset by realizing a $14.5 million loss on a securities strategy which identified $196.7 million in available-for-sale securities to be sold in January 2024. The year-to-date decrease was also unfavorably impacted by 2022 events that did not recur in 2023, including $3.6 million from gains on the sale of other assets, and the recovery of prior period legal expenses.

Sierra Bancorp Financial Results

January 29, 2024

Service charges on customer deposit account income increased $0.3 million, or 6%, to $6.0 million in the fourth quarter of 2023 as compared to the fourth quarter of 2022. This increase is primarily due to higher overdraft income, ATM fees, and analysis income during the comparable periods. This service charge income was relatively unchanged at $23.1 million for the year ending December 31, 2023, as compared to the same period in 2022.

Noninterest Expense

Total noninterest expense increased by $2.6 million, or 12%, in the fourth quarter of 2023 relative to the fourth quarter of 2022, and increased by $7.9 million, or 9%, for the year ended 2023 as compared to the same period in 2022.

Salaries and Benefits were $1.4 million, or 12%, higher in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and $3.9 million, or 8%, higher for the year ended 2023 compared to the same period in 2022. We had severance payments of $0.9 million due to a strategic reduction in force on 14 positions eliminated through efficiencies gained from operational reorganization and the deployment of new technologies, partially offset by a $0.5 million reduction in the bonus accrual. Overall full-time equivalent employees were 485 at December 31, 2023 as compared to 491 at December 31, 2022. The decrease in FTE was due to the reduction in force during the fourth quarter of 2023, as several management positions were eliminated due to operational efficiencies.

Occupancy expenses were $0.4 million higher for both the fourth quarter of 2023 and year-to-date as compared to the same periods in 2022. The primary reason for increase in the quarterly and year-to-date comparisons was a one-time payment of $0.2 million for home office stipends for staff that work remotely and regular rent escalations.

Other noninterest expense increased $0.8 million, or 12%, for the fourth quarter 2023 as compared to the fourth quarter in 2022, and increased $3.5 million, or 12%, for the year ended 2023 as compared to the same period in 2022. The variance for the fourth quarter of 2023 compared to the same period in 2022 was primarily driven by higher FDIC assessment costs, increased marketing costs associated with a deposit acquisition campaign, higher travel costs due to our expanded remote work force, and elevated debit card losses. These increased expenses were partially offset by lower costs in core processing and internet banking costs. For the year-over-year comparison, the categories of increase were the same as with the quarterly comparison, along with a $2.0 million unfavorable variance in directors deferred compensation expense, linked to the changes in BOLI income, a $0.6 million increase in foreclosed asset costs related to the foreclosure and subsequent sale of one large loan relationship in the first quarter of 2023. Positive variances for the year-over-year comparison included a $0.2 million decrease in deposit statement costs and a $0.3 million decrease in miscellaneous losses due to restitution payments made to customers in 2022 who were charged nonsufficient funds fees on representments.

The Company's provision for income taxes was 23.8% of pre-tax income in the fourth quarter of 2023 relative to 21.1% in the fourth quarter of 2022, and 25.0% of pre-tax income for the years ended December 31, 2023 and 2022. The increase in effective tax rate in the fourth quarter is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income. The decline in tax-exempt income is due mostly to tax exempt municipal securities representing a smaller portion of total taxable securities.

Balance Sheet Summary

Balance sheet changes for the year ended December 31, 2023 include an increase in total assets of $121.2 million, or 3%, primarily as a result of a $67.5 million increase in investment securities, a $37.1 million increase in gross loans, a $19.8 million increase in other assets, net of a $5.6 million decrease in Bank owned premises and equipment.

The increase in investment securities of $68.2 million in 2023 consisted primarily of increases in AAA tranches of collateralized loan obligations of $72.3 million and in callable government agency securities for $51.6 million, partially offset by decreases in mortgage-backed securities, corporate bonds and state and municipal bonds.

Gross loan balances increased $37.1 million during the year ended December 31, 2023. The increase was primarily a result of a $50.6 million increase in mortgage warehouse utilization, $18.8 million increase in commercial real estate,

Sierra Bancorp Financial Results

January 29, 2024

and a $51.6 million increase in other commercial loans. Negatively impacting these positive variances were loan paydowns and maturities resulting in net declines in many categories even with solid loan production. In particular there was a $46.1 million decrease in farmland, $12.2 million decrease in other construction and $25.4 million decrease in residential real estate. Further, SBA PPP loan forgiveness resulted in a $1.3 million decline in loan balances, included in the other commercial loan variance noted above.

As indicated in the loan roll forward below, new credit extended for the fourth quarter of 2023 decreased $40.5 million over the same period in 2022 and decreased $106.9 million for the year-to-date comparisons. This decline in organic loan growth is attributable to extensive competition for quality new loans coupled with reduced demand in the current elevated rate environment. Contributing to this negative variance, we did not purchase any loans during 2023, had $161.4 million in loan paydowns and maturities, and a $37.3 million decrease in line of credit utilization. Offsetting a portion of these negative variances we experienced a $50.6 million increase in mortgage warehouse line utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the twelve months ended:
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Gross loans beginning balance	$2,100,810	$2,094,391	$2,020,364	$2,052,940	$1,989,726
New credit extended	26,704	68,980	67,170	185,323	292,224
Loan purchases	—	—	—	—	173,082
Changes in line of credit utilization	4,377	(22,517)	(3,361)	(37,308)	(48,562)
Change in mortgage warehouse	8,415	(3,032)	18,885	50,561	(35,745)
Pay-downs, maturities, charge-offs and amortization (1)	(50,231)	(37,012)	(50,118)	(161,441)	(317,785)
Gross loans ending balance	$2,090,075	$2,100,810	$2,052,940	$2,090,075	$2,052,940

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $203.6 million at December 31, 2023, compared to $219.7 million at December 31, 2022. Total line utilization, excluding mortgage warehouse and overdraft lines, was 62% at December 31, 2023 and 59% at December 31, 2022 and was 53% at December 31, 2023 and 32% at December 31, 2022, including mortgage warehouse lines. Mortgage warehouse utilization increased to 36% at December 31, 2023, as compared to 10% at December 31, 2022. Total mortgage warehouse availability declined to $204.5 million at December 31, 2023 as compared to $594.6 million at December 31, 2022. With current industry volumes down due to decreased purchase and refinance activity we experienced some lenders leaving the Bank and others decreasing their lines of credit to match their current volumes.

Deposit balances declined $84.9 million, or 3%, during the year ended December 31, 2023. Core non-maturity deposits decreased by $255.4 million, or 11%, while customer time deposits increased by $155.5 million, or 39%. Although there has been some attrition, our customers are becoming more rate sensitive in the current higher rate environment and have moved funds from lower or no cost transaction accounts into higher cost time deposits. Wholesale brokered deposits increased by $15.0 million to $135.0 million. Overall noninterest-bearing deposits as a percent of total deposits at December 31, 2023, decreased to 37.0%, as compared to 38.2% at December 31, 2022.

Other interest-bearing liabilities of $467.6 million on December 31, 2023 consisted of $80.0 million in FHLB long term advances, $107.1 million in customer repurchase agreements, $130.0 million in overnight fed funds purchased, and $150.5 million in short term and overnight FHLB advances. Proceeds from the securities strategy, which involved selling $196.7 million in available-for-sale securities yielding 2.61% in January 2024 went to paydown a portion of these borrowed funds with an average rate of 5.52%. Other interest-bearing liabilities at December 31, 2022 consisted of $109.2 million in customer repurchase agreements, $125.0 million in overnight fed funds purchased, and $94.0 million in overnight FHLB advances.

Sierra Bancorp Financial Results

January 29, 2024

The Company continues to have substantial liquidity. At December 31, 2023, and December 31, 2022, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and Secondary Liquidity Sources	December 31, 2023	December 31, 2022
Cash and due from banks	$78,602	$77,131
Unpledged investment securities	792,965	1,097,164
Excess pledged securities	382,965	43,096
FHLB borrowing availability	586,726	718,842
Unsecured lines of credit	374,785	237,000
Funds available through fed discount window	392,034	42,278
Totals	$2,608,077	$2,215,511

Total capital of $338.1 million at December 31, 2023 reflects an increase of $34.5 million, or 11%, relative to year-end 2022. The increase in equity during the year ended December 31, 2023 was primarily due $34.8 million in net income and a $20.6 million favorable swing in accumulated other comprehensive income (loss) partially offset by $13.7 million in dividends paid, and $8.5 million in share repurchases. The remaining difference is related to stock options exercised and restricted stock activity during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans, decreased by $11.6 million to $8.0 million for the year ended December 31, 2023. The Company's ratio of nonperforming loans to gross loans decreased to 0.38% at December 31, 2023 from 0.95% at December 31, 2022. The decrease resulted from a decrease in non-accrual loan balances, primarily as a result of the foreclosure and sale of one loan relationship in the dairy industry consisting of four separate loans in the first quarter of 2023. At December 31, 2023, nonaccrual loans totaled $8.0 million compared to $19.6 million at December 31, 2022. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate. The nonaccrual loans at December 31, 2023, are mostly due to a single commercial real estate relationship of $7.4 million.

The Company's allowance for credit losses on loans was $23.5 million at December 31, 2023, as compared to a balance of $23.1 million at December 31, 2022. The allowance was 1.12% of total loans at both December 31, 2023 and December 31, 2022. Although the Company experienced fewer net charge offs during the year, a specific allowance on one single commercial real estate relationship was the primary reason for the increase.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses inherent in loan portfolio balances outstanding as of December 31, 2023, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the credit loss allowance on loans.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 47th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, and a dedicated loan production office in Roseville, California. In 2023, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial and a BBB+ rating from Kroll.

Forward-Looking Statements

Sierra Bancorp Financial Results

January 29, 2024

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

Sierra Bancorp Financial Results

January 29, 2024

ASSETS	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Cash and due from banks	$78,602	$88,542	$103,483	$83,506	$77,131
Investment securities
Available-for-sale, at fair value	1,019,201	1,010,377	1,027,538	1,040,920	934,923
Held-to-maturity, at amortized cost, net of allowance for credit losses	320,057	323,544	328,478	332,728	336,881
Real estate loans
Residential real estate	412,063	418,782	426,608	433,185	437,446
Commercial real estate	1,328,224	1,334,663	1,317,945	1,318,627	1,311,158
Other construction/land	6,256	7,320	16,020	15,653	18,412
Farmland	67,276	90,993	92,728	92,906	113,394
Total real estate loans	1,813,819	1,851,758	1,853,301	1,860,371	1,880,410
Other commercial	156,272	137,407	126,360	101,118	102,967
Mortgage warehouse lines	116,000	107,584	110,617	68,472	65,439
Consumer loans	3,984	4,061	4,113	4,007	4,124
Gross loans	2,090,075	2,100,810	2,094,391	2,033,968	2,052,940
Deferred loan fees	309	163	73	24	(123)
Allowance for credit losses on loans	(23,500)	(23,060)	(23,010)	(23,090)	(23,060)
Net loans	2,066,884	2,077,913	2,071,454	2,010,902	2,029,757

Bank premises & equipment	16,907	21,926	22,072	22,321	22,478
Other assets	228,148	216,578	209,436	203,607	207,420
Total assets	$3,729,799	$3,738,880	$3,762,461	$3,693,984	$3,608,590

LIABILITIES & CAPITAL
Noninterest demand deposits	$1,020,772	$1,059,878	$1,066,498	$1,041,748	$1,088,199
Interest-bearing transaction accounts	533,947	561,257	584,263	637,549	641,581
Savings deposits	370,806	400,940	415,793	441,758	456,981
Money market deposits	145,591	130,914	124,834	123,162	139,795
Customer time deposits	555,107	551,731	552,371	519,771	399,608
Wholesale brokered deposits	135,000	165,000	175,000	185,000	120,000
Total deposits	2,761,223	2,869,720	2,918,759	2,948,988	2,846,164

Long-term debt	49,304	49,281	49,259	49,236	49,214
Junior subordinated debentures	35,660	35,615	35,570	35,526	35,481
Other interest-bearing liabilities	467,621	411,865	398,922	310,861	328,169
Total deposits & interest-bearing liabilities	3,313,808	3,366,481	3,402,510	3,344,611	3,259,028

Allowance for credit losses on unfunded loan commitments	510	600	750	850	840
Other liabilities	77,384	62,940	49,609	41,513	45,140
Total capital	338,097	308,859	309,592	307,010	303,582
Total liabilities & capital	$3,729,799	$3,738,880	$3,762,461	$3,693,984	$3,608,590

Sierra Bancorp Financial Results

January 29, 2024

GOODWILL & INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	1,399	1,618	1,837	2,056	2,275
Total intangible assets	$28,756	$28,975	$29,194	$29,413	$29,632

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Non-accruing loans	$7,985	$781	$1,141	$938	$19,579
Foreclosed assets	-	-	-	-	-
Total nonperforming assets	$7,985	$781	$1,141	$938	$19,579

Net charge offs (recoveries)	$3,619	$67	$157	$220	$7,268

Past due & still accruing (30-89)	$255	$806	$1,873	$1,241	$1,203

Non-performing loans to gross loans	0.38%	0.04%	0.05%	0.05%	0.95%
NPA's to loans plus foreclosed assets	0.38%	0.04%	0.05%	0.05%	0.95%
Allowance for credit losses on loans to gross loans	1.12%	1.10%	1.10%	1.14%	1.12%

SELECT PERIOD-END STATISTICS
(Unaudited)
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Shareholders equity / total assets	9.1%	8.3%	8.2%	8.3%	8.4%
Gross loans / deposits	75.7%	73.2%	71.8%	69.0%	72.1%
Noninterest-bearing deposits / total deposits	37.0%	36.9%	36.5%	35.3%	38.2%

Sierra Bancorp Financial Results

January 29, 2024

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the year ended:
	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Interest income	$42,443	$42,384	$35,603	$163,121	$121,819
Interest expense	14,573	14,297	6,240	50,716	12,204
Net interest income	27,870	28,087	29,363	112,405	109,615

Credit loss expense - loans	3,615	117	6,538	4,058	10,898
Credit loss benefit - unfunded commitments	(90)	(150)	(100)	(330)	(294)
Credit loss expense (benefit) - debt securities held-to-maturity	-	-	45	(47)	63
Net interest income after credit loss expense	24,345	28,120	22,880	108,724	98,948

Service charges	5,977	6,055	5,635	23,103	23,100
Gain on sale of investments	-	-	456	396	1,487
Gain (loss) on sale of fixed assets	15,255	1	(2)	15,270	(8)
BOLI income (loss)	379	558	255	1,767	(996)
Realized loss on available for sale securities	(14,500)	-	-	(14,500)	-
Other noninterest income	934	1,148	1,312	4,364	7,187
Total noninterest income	8,045	7,762	7,656	30,400	30,770

Salaries & benefits	13,410	12,623	11,983	50,977	47,053
Occupancy expense	2,909	2,482	2,549	10,160	9,718
Other noninterest expenses	7,817	7,457	6,990	31,523	28,032
Total noninterest expense	24,136	22,562	21,522	92,660	84,803

Income before taxes	8,254	13,320	9,014	46,464	44,915
Provision for income taxes	1,964	3,435	1,901	11,620	11,256
Net income	$6,290	$9,885	$7,113	$34,844	$33,659

TAX DATA
Tax-exempt municipal income	$2,675	$2,679	$2,879	$10,909	$8,805
Interest income - fully tax equivalent	$43,154	$43,096	$36,368	$166,021	$124,160

Sierra Bancorp Financial Results

January 29, 2024

PER SHARE DATA
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Basic earnings per share	$0.43	$0.68	$0.47	$2.37	$2.25
Diluted earnings per share	$0.43	$0.68	$0.47	$2.36	$2.24
Common dividends	$0.23	$0.23	$0.23	$0.92	$0.92

Weighted average shares outstanding	14,539,701	14,583,132	14,998,567	14,706,141	14,955,756
Weighted average diluted shares	14,588,027	14,636,477	15,039,973	14,737,870	15,022,755

Book value per basic share (EOP)	$22.85	$21.01	$20.01	$22.85	$20.01
Tangible book value per share (EOP)	$20.91	$19.04	$18.06	$20.91	$18.06

Common shares outstanding (EOP)	14,793,832	14,702,079	15,170,372	14,793,832	15,170,372

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Return on average equity	8.03%	12.62%	9.62%	11.30%	10.66%
Return on average assets	0.67%	1.04%	0.79%	0.94%	0.97%
Net interest margin (tax-equivalent) (1)	3.31%	3.30%	3.63%	3.37%	3.47%
Efficiency ratio (tax-equivalent) (1)(2)	67.10%	61.46%	57.55%	63.90%	60.15%
Net charge-offs to avg loans (not annualized)	0.15%	0.00%	0.36%	0.18%	0.58%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

January 29, 2024

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	12/31/2023	9/30/2023	12/31/2022
Total stockholders' equity	$338,097	$308,859	$303,582
Less: goodwill and other intangible assets	28,756	28,975	29,632
Tangible common equity	$309,341	$279,884	$273,950

Total assets	$3,729,799	$3,738,880	$3,608,590
Less: goodwill and other intangible assets	28,756	28,975	29,632
Tangible assets	$3,701,043	$3,709,905	$3,578,958

Common shares outstanding	14,793,832	14,702,079	15,085,675

Book value per common share	$22.85	$21.01	$20.12
Tangible book value per common share	$20.91	$19.04	$18.16
Equity ratio - GAAP (total stockholders' equity / total assets)	9.06%	8.26%	8.41%
Tangible common equity ratio (tangible common equity / tangible assets)	8.36%	7.54%	7.65%

	For the three months ended:			For the year ended:
Efficiency Ratio:	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Noninterest expense	$24,136	$22,562	$21,522	$92,660	$84,803
Divided by:
Net interest income	27,870	28,087	29,363	112,405	109,615
Tax-equivalent interest income adjustments	711	712	765	2,900	2,341
Net interest income, adjusted	28,581	28,799	30,128	115,305	111,956
Noninterest income	8,045	7,762	7,656	30,400	30,770
Less gain on sale of securities	-	-	456	396	1,487
Less gain (loss) on sale of fixed assets	15,255	1	(2)	15,270	(8)
Less realized loss on available-for-sale securities	(14,500)			(14,500)
Tax-equivalent noninterest income adjustments	101	148	68	470	(265)
Noninterest income, adjusted	7,391	7,909	7,270	29,704	29,026
Net interest income plus noninterest income, adjusted	$35,972	$36,708	$37,398	$145,009	$140,982
Efficiency Ratio (tax-equivalent)	67.10%	61.46%	57.55%	63.90%	60.15%

Sierra Bancorp Financial Results

January 29, 2024

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For three months ended:			For twelve months ended:
Noninterest income:	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Service charges on deposit accounts	$5,977	6,055	5,635	$23,103	23,100
Gain on sale of securities	—	—	456	396	1,487
Gain (loss) on sale of fixed assets	15,255	1	(2)	15,270	(8)
Bank-owned life insurance	379	558	255	1,767	(996)
Realized loss on available for sale securities	(14,500)	—	—	(14,500)	—
Other	934	1,148	1,312	4,364	7,187
Total noninterest income	$8,045	$7,762	$7,656	$30,400	$30,770
As a % of average interest earning assets (1)	0.93%	0.89%	0.92%	0.89%	0.95%

Noninterest expense:
Salaries and employee benefits	$13,410	$12,623	$11,983	$50,977	$47,053
Occupancy costs	2,909	2,482	2,549	10,160	9,718
Advertising and marketing costs	569	723	407	2,215	1,729
Data processing costs	1,397	1,369	1,627	5,831	6,202
Deposit services costs	2,207	2,048	2,380	8,775	9,492
Loan services costs
Loan processing	144	174	124	597	550
Foreclosed assets	—	(60)	—	665	84
Other operating costs	1,118	765	781	4,362	4,661
Professional services costs
Legal & accounting	615	493	380	2,238	2,133
Director's costs	504	732	416	2,237	113
Other professional service	708	707	476	2,760	1,892
Stationery & supply costs	117	148	172	531	486
Sundry & tellers	438	358	227	1,312	690
Total noninterest expense	$24,136	$22,562	$21,522	$92,660	$84,803
As a % of average interest earning assets (1)	2.80%	2.58%	2.59%	2.71%	2.63%
Efficiency ratio (2)(3)	67.10%	61.46%	57.55%	63.90%	60.15%
(1)	Annualized.
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

January 29, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 13,661	$ 193	5.61%	$ 23,760	$ 415	6.93%	$ 5,548	$ 52	3.72%
Taxable	994,814	14,520	5.79%	1,005,372	14,375	5.67%	884,020	10,176	4.57%
Non-taxable	334,836	2,675	4.01%	345,645	2,679	3.89%	362,621	2,879	3.99%
Total investments	1,343,311	17,388	5.35%	1,374,777	17,469	5.25%	1,252,189	13,107	4.40%

Loans and Leases: (3)
Real estate	1,835,890	20,683	4.47%	1,854,055	20,764	4.44%	1,865,426	19,916	4.24%
Agricultural Production	49,052	859	6.95%	37,096	649	6.94%	32,125	368	4.54%
Commercial	97,962	1,533	6.21%	90,348	1,392	6.11%	74,370	1,032	5.51%
Consumer	4,218	85	7.99%	4,303	87	8.02%	4,267	92	8.55%
Mortgage warehouse lines	88,316	1,878	8.44%	100,549	2,004	7.91%	60,408	1,069	7.02%
Other	2,331	17	2.89%	2,381	19	3.17%	2,356	19	3.20%
Total loans and leases	2,077,769	25,055	4.78%	2,088,732	24,915	4.73%	2,038,952	22,496	4.38%
Total interest earning assets (4)	3,421,080	42,443	5.00%	3,463,509	42,384	4.94%	3,291,141	35,603	4.38%
Other earning assets	25,738			17,355			22,411
Non-earning assets	267,451			275,883			259,860
Total assets	$ 3,714,269			$ 3,756,747			$ 3,573,412

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 137,827	$ 698	2.01%	$ 141,745	$ 413	1.16%	$ 159,206	$ 128	0.32%
NOW	406,970	74	0.07%	427,278	68	0.06%	510,776	78	0.06%
Savings accounts	386,275	73	0.07%	408,158	69	0.07%	470,858	69	0.06%
Money market	144,296	419	1.15%	127,649	194	0.60%	142,861	25	0.07%
Time Deposits	551,287	6,172	4.44%	557,504	6,514	4.64%	367,164	2,859	3.09%
Wholesale Brokered Deposits	150,326	1,407	3.71%	162,065	1,509	3.69%	115,652	554	1.90%
Total interest bearing deposits	1,776,981	8,843	1.97%	1,824,399	8,767	1.91%	1,766,517	3,713	0.83%
Borrowed funds:
Other Interest-Bearing Liabilities	441,442	4,535	4.08%	413,443	4,339	4.16%	253,384	1,519	2.38%
Long-Term Debt	49,290	429	3.45%	49,268	429	3.45%	49,201	429	3.46%
Subordinated Debentures	35,632	766	8.53%	35,590	762	8.49%	35,454	579	6.48%
Total borrowed funds	526,364	5,730	4.32%	498,301	5,530	4.40%	338,039	2,527	2.97%
Total interest bearing liabilities	2,303,345	14,573	2.51%	2,322,700	14,297	2.44%	2,104,556	6,240	1.18%
Demand deposits - Noninterest bearing	1,041,989			1,064,962			1,116,622
Other liabilities	58,255			58,340			58,959
Shareholders' equity	310,680			310,745			293,275
Total liabilities and shareholders' equity	$ 3,714,269			$ 3,756,747			$ 3,573,412

Interest income/interest earning assets			5.00%			4.94%			4.38%
Interest expense/interest earning assets			1.69%			1.64%			0.75%
Net interest income and margin (5)		$ 27,870	3.31%		$ 28,087	3.30%		$ 29,363	3.63%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $(0.005) million for the quarters ended December 31, 2023 and 2022, respectively, and $0.3 million for the quarter ended September 30, 2023.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

January 29, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the twelve months ended			For the twelve months ended
	December 31, 2023			December 31, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$19,527	$1,054	5.40%	$91,420	$519	0.57%
Taxable	992,187	54,367	5.48%	808,750	25,789	3.19%
Non-taxable	348,551	10,909	3.96%	319,682	8,805	3.49%
Total investments	1,360,265	66,330	5.09%	1,219,852	35,113	3.07%

Loans and leases:(3)
Real estate	$1,854,300	$82,174	4.43%	$1,831,874	$77,708	4.24%
Agricultural	35,724	2,438	6.82%	31,565	1,176	3.73%
Commercial	85,572	5,096	5.96%	81,798	4,383	5.36%
Consumer	4,249	348	8.19%	4,301	638	14.83%
Mortgage warehouse lines	81,675	6,658	8.15%	54,606	2,695	4.94%
Other	2,415	77	3.19%	2,139	106	4.96%
Total loans and leases	2,063,935	96,791	4.69%	2,006,283	86,706	4.32%
Total interest earning assets (4)	3,424,200	163,121	4.85%	3,226,135	121,819	3.85%
Other earning assets	16,850			15,685
Non-earning assets	272,930			243,340
Total assets	$3,713,980			$3,485,160

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$143,428	$1,429	1.00%	$195,192	$485	0.25%
NOW	442,819	289	0.07%	532,692	322	0.06%
Savings accounts	419,834	269	0.06%	476,128	278	0.06%
Money market	132,748	710	0.53%	150,378	95	0.06%
Time deposits	527,965	23,214	4.40%	317,806	4,914	0.00%
Brokered deposits	163,382	5,643	3.45%	74,917	725	1.55%
Total interest bearing deposits	1,830,176	31,554	1.72%	1,747,113	6,819	0.97%
Borrowed funds:
Other interest-bearing liabilities	374,142	14,561	3.89%	158,095	2,069	1.31%
Long-term debt	49,257	1,715	3.49%	49,172	1,713	3.49%
Subordinated debentures	35,567	2,886	3.87%	35,387	1,603	3.87%
Total borrowed funds	458,966	19,162	4.18%	242,654	5,385	2.22%
Total interest bearing liabilities	2,289,142	50,716	2.22%	1,989,767	12,204	0.61%
Demand deposits - noninterest bearing	1,057,041			1,121,060
Other liabilities	59,317			58,538
Shareholders' equity	308,480			315,795
Total liabilities and shareholders' equity	$3,713,980			$3,485,160

Interest income/interest earning assets			4.85%			3.85%
Interest expense/interest earning assets			1.48%			0.38%
Net interest income and margin(5)		$112,405	3.37%		$109,615	3.47%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible credit losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(1.0) million and $0.9 million for the years ended December 31, 2023 and 2022, respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

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